EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, JULY 31, 2008

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

SECOND QUARTER 2008 RESULTS

	Second Quarter			First Half
	2008	2007	%	2008	2007	%
Net Income
$ Millions	11,680	10,260	14	22,570	19,540	16
$ Per Common Share
Assuming Dilution	2.22	1.83	21	4.25	3.45	23

Special Items
$ Millions	(290)	0		(290)	0

Earnings Excluding Special Items
$ Millions	11,970	10,260	17	22,860	19,540	17
$ Per Common Share
Assuming Dilution	2.27	1.83	24	4.30	3.45	25

Capital and Exploration
Expenditures - $ Millions	6,970	5,039	38	12,461	9,261	35

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil's second quarter earnings excluding special items were a record $11,970 million, up 17% from the second quarter of 2007.  Earnings per share excluding special items were up 24% reflecting the impact of the continuing share purchase program.  Net income for the second quarter was $11,680 million, up 14% from the second quarter of 2007.  Net income included an after tax special charge of $290 million reflecting the $508 million maximum punitive damages set by the recent Supreme Court ruling in the Valdez litigation.  Record crude oil and natural gas realizations were partly offset by lower refining and chemical margins, lower production volumes and higher operating costs.  First half earnings excluding special items increased by 17% over the first half of 2007 reflecting higher crude oil and natural gas realizations.  Net income for the first half of 2008 was up 16% versus 2007.

ExxonMobil increased investments across all business lines to help meet global demand for crude oil, natural gas and finished products.  Capital and exploration project spending increased to $7.0 billion in the second quarter, up 38% from last year.  For the first half of 2008, spending on capital and exploration projects was $12.5 billion.

The Corporation distributed a total of $10.1 billion to shareholders in the second quarter through dividends of $2.1 billion and share purchases to reduce shares outstanding of $8.0 billion, an increase of 12% or $1.1 billion versus the second quarter of 2007.”

SECOND QUARTER HIGHLIGHTS

•

Earnings excluding special items were a record $11,970 million, an increase of 17% or $1,710 million from the second quarter of 2007.

•

Earnings per share excluding special items were up 24% to $2.27 reflecting strong earnings and the continued reduction in the number of shares outstanding.

•

Net income was a record at $11,680 million, up 14% from the second quarter of 2007.

•

Second quarter 2008 net income included an after tax special charge of $290 million reflecting the $508 million maximum punitive damages set by the recent Supreme Court ruling in the Valdez litigation.

•

The effective income tax rate increased to 49% versus 44%.

•

Capital and exploration expenditures were $7.0 billion, up 38% from the second quarter of 2007.

•

Cash flow from operations and asset sales was approximately $14.6 billion, including asset sales of $1.2 billion.

•

Share purchases of $8.0 billion reduced shares outstanding by 1.7%.

•

ExxonMobil launched a new synthetic motor oil, Mobil 1 Advanced Fuel Economy, that can improve fuel efficiency in modern gasoline engines and benefit the environment by reducing greenhouse gas emissions.

•

ExxonMobil announced plans to complete development and testing of a commercial demonstration plant near LaBarge, Wyoming using its Controlled Freeze ZoneTM technology.  If successful, this technology will assist in the development of additional gas resources to meet the world’s growing demand for energy and facilitate the application of carbon capture and storage to reduce greenhouse gas emissions.

•

ExxonMobil announced plans to begin commercial evaluation of unconventional hydrocarbon potential covering 184 thousand acres and exploration activities on an additional 387 thousand acres in the Mako Trough in southeast Hungary.

Second Quarter 2008 vs. Second Quarter 2007

Upstream earnings were $10,012 million, up $4,059 million from the second quarter of 2007.  Record crude oil and natural gas realizations increased earnings approximately $6.1 billion.  Lower sales volumes decreased earnings about $1.7 billion.  Higher operating costs and increased taxes also reduced earnings.

On an oil-equivalent basis, production decreased 8% from the second quarter of 2007.  Excluding impacts related to the Venezuela expropriation, the Nigeria labor strike and lower entitlement volumes (which include price and spend impacts and PSC net interest reductions), production was down about 3%.

Liquids production totaled 2,393 kbd (thousands of barrels per day), down 275 kbd from the second quarter of 2007.  Excluding the Venezuela expropriation, the Nigeria labor strike and lower entitlement volumes, liquids production was down just over 2%, as increased production from projects in west Africa and the North Sea was more than offset by mature field decline and higher maintenance activity.

Second quarter natural gas production was 8,448 mcfd (millions of cubic feet per day), down 285 mcfd from 2007.   Higher European demand and new production volumes from project additions in the North Sea were more than offset by mature field decline and increased maintenance activity.

Earnings from U.S. Upstream operations were $2,034 million, $812 million higher than the second quarter of 2007.  Non-U.S. Upstream earnings were $7,978 million, up $3,247 million from last year.

Downstream earnings of $1,558 million were down $1,835 million from the second quarter of 2007 as lower margins reduced earnings by $1.9 billion, driven by significantly lower worldwide refining margins.  Petroleum product sales of 6,775 kbd were 199 kbd lower than last year's second quarter, mainly reflecting asset sales and lower demand.

U.S. Downstream earnings were $293 million, down $1,452 million from the second quarter of 2007.  Non-U.S. Downstream earnings of $1,265 million were $383 million lower.

Chemical earnings of $687 million were $326 million lower than the second quarter of 2007.  Lower margins, which reduced earnings approximately $500 million, were partly offset by favorable foreign exchange and tax effects.  Prime product sales of 6,718 kt (thousands of metric tons) in the second quarter of 2008 were 179 kt lower than the prior year.

Corporate and financing expenses of $287 million, excluding the charge related to the Valdez litigation, increased by $188 million, mainly due to tax items and lower interest income.

During the second quarter of 2008, Exxon Mobil Corporation purchased 98 million shares of its common stock for the treasury at a gross cost of $8.8 billion.  These purchases included $8.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,284 million at the end of the first quarter to 5,194 million at the end of the second quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

 First Half 2008 vs. First Half 2007

Net income of $22,570 million ($4.25 per share) was a record and increased $3,030 million from 2007.  Excluding special items, earnings for the first half of 2008 were $22,860 million, an increase of $3,320 million from 2007.

FIRST HALF HIGHLIGHTS

•

Earnings excluding special items were a record $22,860 million, up 17%.

•

Earnings per share excluding special items increased 25% to $4.30, reflecting strong business results and the continued reduction in the number of shares outstanding.

•

Net income was up 16% from 2007.  Net income for the first half of 2008 included an after tax special charge of $290 million reflecting the $508 million maximum punitive damages set by the recent Supreme Court ruling in the Valdez litigation.  Net income for the first half of 2007 did not include any special items.

•

The effective income tax rate increased to 49% versus 44%.

•

Cash flow from operations and asset sales was approximately $36.4 billion, including $1.6 billion from asset sales.

•

The Corporation distributed a total of $20.0 billion to shareholders in 2008 through dividends and share purchases to reduce shares outstanding, an increase of $2.2 billion versus 2007.

•

Year to date dividends per share of $0.75 increased 12%.

•

Capital and exploration expenditures were $12.5 billion, an increase of 35% versus 2007.

Upstream earnings were a record $18,797 million, up $6,803 million from 2007. Record high crude oil and natural gas realizations increased earnings approximately $10.5 billion.  Lower sales volumes reduced earnings about $2.5 billion.  Higher taxes, increased operating costs and lower gains on asset sales decreased earnings approximately $1.2 billion.

On an oil-equivalent basis, production decreased 7% from last year.  Excluding impacts related to the Venezuela expropriation, the Nigeria labor strike and lower entitlement volumes, production was down 2%.

Liquids production of 2,431 kbd decreased 276 kbd from 2007.  Excluding the Venezuela expropriation, the Nigeria labor strike and lower entitlement volumes, liquids production was down 3% as field decline in mature areas more than offset project volume increases.

Natural gas production of 9,333 mcfd decreased 86 mcfd from 2007.  Higher volumes from North Sea and Qatar projects and higher European demand were more than offset by mature field decline.

Earnings from U.S. Upstream operations for 2008 were $3,665 million, an increase of $1,266 million.  Earnings outside the U.S. were $15,132 million, $5,537 million higher than 2007.

Downstream earnings of $2,724 million were $2,581 million lower than 2007.  Lower worldwide refining and marketing margins decreased earnings approximately $2.9 billion while higher operating costs reduced earnings about $300 million.  Improved refinery operations increased earnings about $600 million.  Petroleum product sales of 6,798 kbd decreased from 7,085 kbd in 2007, mainly reflecting asset sales.

U.S. Downstream earnings were $691 million, down $1,893 million.  Non-U.S. Downstream earnings were $2,033 million, $688 million lower than last year.

Chemical earnings of $1,715 million decreased $534 million from 2007.  Lower margins, which decreased earnings approximately $800 million, were partly offset by favorable foreign exchange and tax effects.  Prime product sales of 13,296 kt were down 406 kt from 2007.

Corporate and financing expenses of $376 million, excluding the charge related to the Valdez litigation, increased by $368 million, mainly due to lower interest income, higher corporate costs and tax items.

Gross share purchases through the first half of 2008 were $18.2 billion, reducing shares outstanding by 3.5%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on July 31, 2008.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2007 Form 10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil expected to be developed may include amounts not yet classified as proved reserves but that we believe will ultimately be produced.

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the Investors section of our website at exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
SECOND QUARTER 2008
(millions of dollars, unless noted)

	Second Quarter		First Half
	2008	2007	2008	2007
Earnings / Earnings Per Share

Total revenues and other income	138,072	98,350	254,926	185,573
Total costs and other deductions	115,866	80,422	212,528	151,581
Income before income taxes	22,206	17,928	42,398	33,992
Income taxes	10,526	7,668	19,828	14,452
Net income (U.S. GAAP)	11,680	10,260	22,570	19,540

Net income per common share (dollars)	2.25	1.85	4.30	3.49

Net income per common share
- assuming dilution (dollars)	2.22	1.83	4.25	3.45

Other Financial Data

Dividends on common stock
Total	2,098	1,961	3,977	3,786
Per common share (dollars)	0.40	0.35	0.75	0.67

Millions of common shares outstanding
At June 30			5,194	5,546
Average - assuming dilution	5,261	5,620	5,311	5,665

Shareholders' equity at June 30			124,826	116,350
Capital employed at June 30			136,749	126,520

Income taxes	10,526	7,668	19,828	14,452
Sales-based taxes	9,538	7,810	17,970	15,094
All other taxes	12,297	10,665	23,904	21,073
Total taxes	32,361	26,143	61,702	50,619

ExxonMobil's share of income taxes
of equity companies	888	517	1,893	1,090

Attachment II

EXXON MOBIL CORPORATION
SECOND QUARTER 2008
(millions of dollars)
	Second Quarter		First Half
	2008	2007	2008	2007
Net Income (U.S. GAAP)
Upstream
United States	2,034	1,222	3,665	2,399
Non-U.S.	7,978	4,731	15,132	9,595
Downstream
United States	293	1,745	691	2,584
Non-U.S.	1,265	1,648	2,033	2,721
Chemical
United States	102	204	386	550
Non-U.S.	585	809	1,329	1,699
Corporate and financing	(577)	(99)	(666)	(8)
Corporate total	11,680	10,260	22,570	19,540
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	(290)	0	(290)	0
Corporate total	(290)	0	(290)	0
Earnings Excluding Special Items
Upstream
United States	2,034	1,222	3,665	2,399
Non-U.S.	7,978	4,731	15,132	9,595
Downstream
United States	293	1,745	691	2,584
Non-U.S.	1,265	1,648	2,033	2,721
Chemical
United States	102	204	386	550
Non-U.S.	585	809	1,329	1,699
Corporate and financing	(287)	(99)	(376)	(8)
Corporate total	11,970	10,260	22,860	19,540
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	13.4	11.3	34.8	25.6
Sales of subsidiaries, investments and property, plant and equipment	1.2	1.2	1.6	1.7
Cash flow from operations and asset sales	14.6	12.5	36.4	27.3

Attachment III

EXXON MOBIL CORPORATION
SECOND QUARTER 2008

	Second Quarter		First Half
	2008	2007	2008	2007
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	368	393	377	404
Canada/South America	281	340	289	336
Europe	439	490	448	507
Africa	637	734	636	758
Asia Pacific/Middle East	509	529	504	518
Russia/Caspian	159	182	177	184
Worldwide	2,393	2,668	2,431	2,707

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,274	1,540	1,275	1,527
Canada/South America	652	868	659	860
Europe	3,256	3,029	4,191	3,815
Africa	30	26	32	25
Asia Pacific/Middle East	3,129	3,173	3,061	3,086
Russia/Caspian	107	97	115	106
Worldwide	8,448	8,733	9,333	9,419

Oil-equivalent production (koebd) [1]	3,801	4,123	3,986	4,277

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
SECOND QUARTER 2008

	Second Quarter		First Half
	2008	2007	2008	2007
Refinery throughput (kbd)
United States	1,811	1,592	1,785	1,695
Canada	451	410	438	425
Europe	1,590	1,621	1,581	1,631
Asia Pacific	1,312	1,337	1,381	1,420
Other	308	319	314	320
Worldwide	5,472	5,279	5,499	5,491

Petroleum product sales (kbd)
United States	2,584	2,651	2,566	2,712
Canada	425	451	433	450
Europe	1,719	1,769	1,713	1,791
Asia Pacific	1,321	1,345	1,366	1,386
Other	726	758	720	746
Worldwide	6,775	6,974	6,798	7,085

Gasolines, naphthas	2,636	2,876	2,651	2,867
Heating oils, kerosene, diesel	2,067	1,973	2,078	2,083
Aviation fuels	623	622	618	627
Heavy fuels	630	682	658	705
Specialty products	819	821	793	803
Worldwide	6,775	6,974	6,798	7,085

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,702	2,701	5,257	5,432
Non-U.S.	4,016	4,196	8,039	8,270
Worldwide	6,718	6,897	13,296	13,702

Attachment V

EXXON MOBIL CORPORATION
SECOND QUARTER 2008
(millions of dollars)

	Second Quarter		First Half
	2008	2007	2008	2007
Capital and Exploration Expenditures
Upstream
United States	743	497	1,334	963
Non-U.S.	4,514	3,369	8,018	6,372
Total	5,257	3,866	9,352	7,335
Downstream
United States	426	317	777	529
Non-U.S.	478	557	954	876
Total	904	874	1,731	1,405
Chemical
United States	123	62	222	146
Non-U.S.	674	214	1,141	349
Total	797	276	1,363	495

Other	12	23	15	26

Worldwide	6,970	5,039	12,461	9,261

Exploration expenses charged to income
included above
Consolidated affiliates
United States	46	37	99	126
Non-U.S.	288	308	571	487
Equity companies - ExxonMobil share
United States	0	1	0	2
Non-U.S.	5	1	7	3
Worldwide	339	347	677	618

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68

2007
First Quarter	9,280	1.64
Second Quarter	10,260	1.85
Third Quarter	9,410	1.72
Fourth Quarter	11,660	2.15
Year	40,610	7.36

2008
First Quarter	10,890	2.05
Second Quarter	11,680	2.25